Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-162211, 333-65581 and 002-82253 on Forms S-3 and Registration Statement Nos. 333-159160, 333-143089, 333-143088, 333-60384, 333-60378, 333-60376, 333-60370, 333-77011, 333-38763, 333-38743, 333-28385, and 333-28381 on Forms S-8 of Cincinnati Bell Inc. and subsidiaries (the “Company”) of our reports dated February 28, 2011, relating to the consolidated financial statements and financial statement schedule of the Company (which expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph regarding the change in segment information) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

February 28, 2011